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                                                               EXHIBIT 12


         NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
               Computation of Ratio of Margins to Fixed Charges
                        (Dollar Amounts In Thousands)

         For the Years Ended May 31, 1996, 1995, 1994, 1993 and 1992

                                         1996        1995       1994       1993       1992

Net margins before extraordinary loss  $ 50,621    $ 45,212   $ 33,188  $ 41,648   $ 45,553
Add:  Fixed charges                     426,079     361,338    263,230   265,412    314,863

Margins available for fixed charges    $476,700    $406,550   $296,418  $307,060   $360,416


Fixed charges:
  Interest on all debt (including
  amortization of discount and
  issuance costs)                      $426,079    $361,338   $263,230  $265,412   $314,863

Total fixed charges                    $426,079    $361,338   $263,230  $265,412   $314,863

Ratio of margins to fixed charges          1.12        1.13       1.13      1.16       1.14

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